NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                        FOR IMMEDIATE RELEASE

                                                                                        March 24, 2009

NORFOLK SOUTHERN NAMES STEWART AND ALLISON

TO KEY FINANCE POSITIONS; ROMIG RETIRES

NORFOLK, VA. - Marta R. Stewart has been named vice president and treasurer, and C.H. "Jake" Allison, Jr. has been named vice president and controller for Norfolk Southern Corporation, with headquarters in Norfolk, effective April 1.

            Stewart succeeds William J. Romig, who retires March 31 after a 32-year career at Norfolk Southern.

           Stewart joined NS in 1983 as assistant manager of accounting systems and served as manager financial reporting, director corporate accounting, and assistant vice president corporate accounting before being named vice president and controller in 2003. She holds an accounting degree from The College of William & Mary and is a Certified Public Accountant.

            Allison joined NS in 1993 as manager audits and served as director internal audit, assistant vice president strategic sourcing, and assistant vice president accounting operations before being named assistant vice president corporate accounting in 2008. He holds an accounting degree from Virginia Tech and is a Certified Public Accountant.

            Romig joined NS in 1977 as director operating systems, after specializing in operations research and car utilization at the Association of American Railroads. He served in several transportation and finance positions at Norfolk Southern before being named vice president and treasurer in 1992.

            Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com